Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to our acquisition of The Private Bank of California, which we refer to as PBOC. The unaudited pro forma combined condensed consolidated statements of operations for the year period ended December 31, 2013 gives effect to our completed acquisition of PBOC, which closed on July 1, 2013, as if the transaction had been completed on January 1, 2013.

    The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

    The unaudited pro forma combined condensed consolidated financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect the exact benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the period.

    The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the applicable historical consolidated financial statements and the related notes of Banc of California and PBOC. Historical consolidated financial statements of Banc of California and PBOC have been filed with the SEC.

Banc of California, Inc.
Proforma Condensed Statements of Operations
For the year ended December 31, 2013
(Dollars in thousands, except per share data)
(Unaudited)
		PBOC Merger			Proforma Combined BANC & PBOC
	BANC Historical	PBOC (1/1 to 6/30)	Proforma Merger Adjustments
Interest and dividend income
Loans, including fees	$ 116,673	$ 7,456	$ 1,127	(1)	$ 125,256
Securities and other earning assets	3,838	2,183	399	(1)	6,420
Total interest and dividend income	120,511	9,639	1,526		131,676
Interest expense
Deposits	16,051	708	(49)	(1)	16,710
Borrowings	7,231	48	-		7,279
Total interest expense	23,282	756	(49)		23,989
Net interest income	97,229	8,883	1,575		107,687
Provision for loan and lease losses	7,963	792	-		8,755
Net interest income after provision for loan and lease losses	89,266	8,091	1,575		98,932
Noninterest income
Customer service fees	1,942	148	-		2,090
Loan servicing income	2,049	-	-		2,049
Net gain on mortgage banking activities	67,890	-	-		67,890
Net gain on sale of loans	8,700	2,484	-		11,184
Net gain on sales of securities available for sale	331	-	-		331
Other income	15,831	169	-		16,000
Total noninterest income	96,743	2,801	-		99,544
Noninterest expense
Salaries and employee benefits	110,687	5,544	-		116,231
Occupancy and equipment	19,662	927	3	(2)	20,592
OREO expense	(367)	-	-		(367)
Amortization of intangible assets	2,651	-	808	(2)	3,459
All other expense	46,037	2,879	-		48,916
Total noninterest expense	178,670	9,350	811		188,831
Income before income taxes	7,339	1,542	764		9,645
Income tax expense	7,260	373	596	(3)	8,229
Net income	79	1,169	168		1,416
Preferred stock dividends	2,185	50	-		2,235
Net income (loss) available to common shareholders	$ (2,106)	$ 1,119	$ 168		$ (819)

Basic earnings (loss) per common share	(0.14)				(0.05)
Diluted earnings (loss) per common share	(0.14)				(0.05)

Weighted average common shares outstanding - basic	15,286,834	3,872,051	(2,830,385)	(4)	16,328,501
Weighted average common shares outstanding - diluted	15,286,834	3,969,760	(2,928,094)	(4)	16,328,501

Note A—Basis of Presentation

       The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the results of operations of Banc of California, Inc. (the Company) resulting from the completed PBOC acquisition, which closed July 1, 2013, under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of PBOC were recorded by the Company at their respective fair values as of the date the transaction was completed. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2013 give effect to the completed PBOC acquisition as if the transaction had been completed on January 1, 2013.

       Since the PBOC acquisition is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to the Company’s balance sheet. In addition, certain nonrecurring costs associated with the completed PBOC acquisition, such as potential severance, professional fees, legal fees and conversion-related expenditures, are expensed as incurred and not reflected in the unaudited pro forma combined condensed consolidated statements of operations.

       While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan and lease losses and the allowance for loan and lease losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2013, the Company assumed no adjustments to the historical amount of PBOC’s provision for loan losses.

Note B—Accounting Policies and Financial Statement Classifications

       The Company reviewed the historical accounting policies of PBOC and made conforming adjustments or financial statement reclassifications as necessary.

Note C—Merger and Acquisition Integration Costs

       In connection with the PBOC acquisition, operations of PBOC have been integrated into Bank of California, N.A. (the Bank). Certain decisions arose from the integration assessments involved in involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment and reassessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. The Company also incurred merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. No such costs were considered in the accompanying unaudited pro forma combined condensed consolidated statements of operations.

Note D—Estimated Annual Cost Savings

The Company expects to realize cost savings from the PBOC acquisition. These cost savings are not reflected in the unaudited pro forma combined condensed consolidated financial information and there can be no assurance they will be achieved in the amount, manner or timing currently contemplated.

Note E—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

1.	Adjustment reflects the amortization/accretion of fair value adjustments related to loans, investment securities, and deposits

2.	Adjustment reflects the amortization of core deposit intangibles, trade names intangibles, and fixed assets fair market value adjustments

3.	The amount represents the result of an effective tax rate of 42 percent

4.	Adjustment reflects elimination of weighted average shares outstanding of acquired entities and the issuance of 2,083,333 shares in the acquisition of PBOC